                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                             Commission Only (as permitted by
[_] Definitive Proxy Statement               Rule 14a-6(e)(2))
[X] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       McNeil Real Estate Fund XXII, L.P.
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total Fee Paid:

[X] Fee paid previously with preliminary materials.

   An aggregate fee of $800.85 was previously paid in connection with the filing by the Partnership on August 3, 1999, of the Partnership's Preliminary Proxy Statement on Schedule 14A, and the filing by the Partnership on December 14, 1999, of the Partnership's Definitive Proxy Statement on Schedule 14A.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:
    (2) Form, Schedule or Registration Statement no.:
    (3) Filing Party:
    (4) Date Filed:

                             McNeil Partners, L.P.
                        13760 Noel Road, Suite 600, LB70
                              Dallas, Texas 75240

                                                                January 13, 2000

To the Limited Partners of
 McNeil Real Estate Fund XXII, L.P.:

   In December 1999, we mailed to you a Proxy Statement in connection with the Whitehall transaction and asked you to send in your proxies voting on, among other things, the merger proposal described in the Proxy Statement. It is very important that you have all necessary information so that you are in a position to make an informed decision. Therefore, we have enclosed a supplement to the Proxy Statement to let you know about some recent developments with respect to the Partnership.

   You should be aware that on January 11, 2000, the special committee and McNeil Partners received from Bond Purchase, LLC letters containing proposals for the acquisition by Bond Purchase of (1) the limited partner units in Hearth Hollow at a price of $43,000 per unit, (2) the limited partner units in Midwest Properties at a price of $26,500 per unit, (3) the limited partner units in Fund XX at a price of $100 per unit, (4) the current income units in Fund XXI at a price of $105 per unit, (5) the current income units in Fund XXII at a price of $0.28 per unit and (6) the growth shelter units in Fund XXII at a price of $0.03 per unit. The foregoing per unit prices are the aggregate amounts of consideration which would be paid by Bond Purchase under its proposals for such units. Such per unit prices should be compared to the estimated per unit aggregate amount (consisting of both the merger consideration and the estimated special cash distribution) to be received by holders of such units in the Whitehall transaction. In addition, Bond Purchase has stated that such proposals are superior acquisition proposals, in the context of the no-solicitation provision of the Master Agreement, entitling Bond Purchase to access to the books and records of the McNeil Partnerships subject to such proposals. The text of Bond Purchase's letters are set forth in the accompanying Proxy Statement Supplement.

   The special committee, in consultation with its legal and financial advisors, reviewed Bond Purchase's proposals in the aforementioned letters and has determined that at this time the special committee is unable to conclude that any of such proposals constitutes an acquisition proposal superior to the Whitehall transaction with respect to such McNeil Partnerships. Among other things, the special committee:

  . has expressed concern regarding whether Bond Purchase has the financial resources necessary to consummate all such proposals and to satisfy all of the financial obligations imposed upon the McNeil Partnerships subject to such proposals upon a change of control of such McNeil Partnerships;

  . questions whether Bond Purchase's proposals are conditioned on Bond Purchase's apparent need to complete due diligence on the applicable McNeil Partnerships prior to consummating such proposals;

  . has expressed concern that Bond Purchase has not disclosed the conditions to its proposals; and

  . recognizes that in contrast to Bond Purchase's proposals, the Whitehall transaction is not subject to any substantive conditions which have not been fulfilled, other than approval of the transaction by the limited partners of each of the McNeil Partnerships.

   The limited partners of the McNeil Partnerships will vote on the Whitehall transaction at meetings to be held next week on January 20, 2000 and January 21, 2000, and the Whitehall transaction is scheduled to close promptly thereafter.

   On January 12, 2000, the special committee sent a letter to Bond Purchase advising Bond Purchase of the special committee's determination and outlining the special committee's rationale for its conclusions. The text of the January 12 letter from the special committee is set forth in the accompanying Proxy Statement Supplement.

   The letters from Bond Purchase follow several weeks of settlement discussions among Bond Purchase, the special committee and McNeil Partners. In mid-December 1999, Bond Purchase filed litigation against McNeil Partners, Fund XX, Fund XXI, Hearth Hollow, Midwest Properties and Regency North seeking, among other things, to inspect the books and records of such partnerships and to obtain a copy of the list of holders of limited partnership units in such partnerships. For the past several weeks, McNeil Partners engaged in extensive discussions with Bond Purchase with respect to Bond Purchase's interest in settling the litigation and the special committee engaged in discussions with Bond Purchase with respect to Bond Purchase's interest in making offers for limited partner units in certain McNeil Partnerships as part of such settlement.

   McNeil Partners and the special committee each remains committed to the Whitehall transaction and continues to believe that the Whitehall transaction is fair to, and in the best interests of, the Partnership and its limited partners. Accordingly, the McNeil Investors board of directors continues to recommend that limited partners of the Partnership vote FOR the merger proposal and FOR the adjournment proposal described in the Proxy Statement.

   The meeting to consider and vote on these proposals is scheduled for Friday, January 21, 2000. The Whitehall transaction is scheduled to close promptly thereafter.

   We have enclosed with the accompanying Proxy Statement Supplement a duplicate proxy with respect to the Whitehall transaction. This proxy is identical to the proxy previously sent to you.

   If you have not already voted, whether or not you plan to attend the meeting, please complete, date, sign and promptly return the enclosed proxy or the proxy previously sent to you with respect to the Whitehall transaction.

   On behalf of McNeil Partners, I thank you for your continued support and consideration of these matters.

                                        McNeil Partners, L.P.
                                        By: McNeil Investors, Inc., its
                                        General Partner

                                        /s/  Ron K. Taylor

                                        Ron K. Taylor
                                        President

                       McNEIL REAL ESTATE FUND XXII, L.P.

                               ----------------

                           PROXY STATEMENT SUPPLEMENT

                               ----------------

   This Proxy Statement Supplement is furnished by McNeil Partners, L.P., the general partner of McNeil Real Estate Fund XXII, L.P. (the "Partnership"), in connection with the meeting of the limited partners of the Partnership to be held on Friday, January 21, 2000, at 10:00 a.m., local time, at R.R. Donnelley Financial, Reverchon Plaza, 3500 Maple Avenue, 8th Floor, Dallas, Texas 75219-3901.

   This Proxy Statement Supplement amends and supplements the Proxy Statement of the Partnership dated December 14, 1999, which was first mailed to limited partners of the Partnership on or about December 14, 1999. This Proxy Statement Supplement should be read together with the Proxy Statement. Capitalized terms used in this Proxy Statement Supplement and not otherwise defined in this Proxy Statement Supplement have the respective meanings assigned to those terms in the Proxy Statement. The transaction described in the Proxy Statement is referred to in this Proxy Statement Supplement as the "Whitehall transaction."

   This Proxy Statement Supplement is first being mailed to limited partners of the Partnership on or about January 13, 2000.

                             RECENT DEVELOPMENTS--
               SPECIAL COMMITTEE REJECTS BOND PURCHASE PROPOSALS

   On January 11, 2000, the special committee and McNeil Partners received from Bond Purchase, LLC letters containing proposals for the acquisition by Bond Purchase (1) the limited partner units in Hearth Hollow at a price of $43,000 per unit, (2) the limited partner units in Midwest Properties at a price of $26,500 per unit, (3) the limited partner units in Fund XX at a price of $100 per unit, (4) the current income units in Fund XXI at a price of $105 per unit,
(5) the current income units in Fund XXII at a price of $0.28 per unit and (6) the growth shelter units in Fund XXII at a price of $0.03 per unit. The foregoing per unit prices are the aggregate amounts of consideration which would be paid by Bond Purchase under its proposals for such units. Such per unit prices should be compared to the estimated per unit aggregate amount (consisting of both the merger consideration and the estimated special cash distribution) to be received by holders of such units in the Whitehall transaction. In addition, Bond Purchase has stated that such proposals are superior acquisition proposals, in the context of the no-solicitation provision of the Master Agreement, entitling Bond Purchase to access to the books and records of the McNeil Partnerships subject to such proposals. The text of Bond Purchase's letters are set forth in this Proxy Statement Supplement in the section entitled "Recent Developments--Bond Purchase Litigation and Proposals-- Bond Purchase proposals."

   The special committee, in consultation with its legal and financial advisors, reviewed Bond Purchase's proposals in the aforementioned letters and has determined that at this time the special committee is unable to conclude that any of such proposals constitutes an acquisition proposal superior to the Whitehall transaction with respect to such McNeil Partnerships. Among other things, the special committee:

  . has expressed concern regarding whether Bond Purchase has the financial resources necessary to consummate all such proposals and to satisfy all of the financial obligations imposed upon the McNeil Partnerships subject to such proposals upon a change of control of such McNeil Partnerships;

  . questions whether Bond Purchases proposals are conditioned on Bond Purchase's apparent need to complete due diligence on the applicable McNeil Partnerships prior to consummating such proposals;

  . has expressed concern that Bond Purchase has not disclosed the conditions to its proposals; and

  . recognizes that in contrast to Bond Purchase's proposals, the Whitehall transaction is not subject to any substantive conditions which have not been fulfilled, other than approval of the transaction by the limited partners of each of the McNeil Partnerships.

   The limited partners of the McNeil Partnerships will vote on the Whitehall transaction at meetings to be held next week on January 20, 2000 and January 21, 2000, and the Whitehall transaction is scheduled to close promptly thereafter.

   On January 12, 2000, the special committee sent a letter to Bond Purchase advising Bond Purchase of the special committee's determination and outlining the special committee's rationale for its conclusions. The text of the January 12 letter from the special committee is set forth on the following page.

                                  * * * * * *

                                                                January 12, 2000

Via Facsimile and Mail

Mr. David L. Johnson
Bond Purchase, LLC
1100 Main, Suite 2100
Kansas City, MO 64105

                            Re: McNeil Partnerships

Dear Mr. Johnson:

   We have been asked by Mr. Paul B. Fay, Jr., who constitutes the Special Committee (the "Special Committee") of the Board of Directors of McNeil Investors, Inc., the general partner of McNeil Partners, L.P. ("McNeil"), which in turn is the general partner of McNeil Real Estate Fund XX, L.P. ("Fund XX"), McNeil Real Estate Fund XXI, L.P. ("Fund XXI"), McNeil Real Estate Fund XXII, L.P. ("Fund XXII"), Hearth Hollow Associates, L.P. ("Hearth Hollow") and McNeil Midwest Properties I, L.P. ("Midwest") to respond to your letter of January 10, 2000 and your two letters of January 11, 2000 to McNeil and the Special Committee with respect to Fund XX, Fund XXI, Fund XXII, Hearth Hollow and Midwest (hereafter the "Partnerships"). After receipt yesterday of your letters, the Special Committee met extensively by telephone with us, as its counsel, and with Eastdil Realty Company, its financial advisor, to review your proposals.

   As you know, each of the Partnerships is a party to a Master Agreement with WXI/McN Realty LLC ("Whitehall"), which provides for the acquisition by Whitehall of all of the limited partnership interests (the "Units") in each of the Partnerships, among others. At this point, the Master Agreement represents a contractual commitment by Whitehall to acquire all of the Units in the Partnerships for a specified cash amount payable to the holders of those Units (the "Holders"), which commitment is not subject to any material conditions which have not already been fulfilled, other than approval of the transaction by Holders representing a majority of the Units in each of the Partnerships. As you also know, proxies are currently being solicited by McNeil from the Holders for vote upon the Whitehall transaction at a special meeting of Holders of each of the Partnerships to be held on January 20 or 21, 2000. It is expected that, subject to the requisite approval by Holders at the special meeting, the transaction will be consummated as to each of the Partnerships within a few days thereafter.

   The Master Agreement contains a prohibition on providing any confidential information or data to any third party unless the general partner of the Partnership determines in good faith that a "Superior Acquisition Proposal" could result. We assumed by your reference to a "Superior Acquisition Offer" in your January 10 letter that you are attempting to formulate a proposal which would constitute a Superior Acquisition Proposal, which is defined in the Master Agreement as a bona fide acquisition proposal which the general partner determines in good faith (a) to be more favorable to the Holders from a financial point of view than the Whitehall transaction, and (b) to be reasonably likely to be consummated.

   After careful review of your letters, and in consideration of your prior correspondence and our prior telephone conversations and those you have had with McNeil and its counsel, including Monday's conference call, the Special Committee, in consultation with its counsel and financial adviser, has determined that at this time it is unable to conclude that the proposals made in your letters constitute a Superior Acquisition Proposal with respect to any of the Partnerships, and therefore declines to reconsider its prior recommendation of the Whitehall transaction for each of those Partnerships. A brief explanation of the Special Committee's rationale follows.

   1. Your letters do not constitute an offer to buy all of the Units in Fund XX, Fund XXI or Fund XXII. With respect to each of these Partnerships, you have not indicated how you would deal with any Units which are not tendered to you. Inevitably in any tender for securities of a publicly held entity, a certain amount of those securities will not or cannot be tendered, and a definitive offer should indicate how the remainder will be dealt with--i.e., by back-end merger or otherwise. Moreover, with respect to Fund XXI and Fund XXII, the proposal in your January 10 letter was expressly limited to the current income Units, and ignored entirely the Holders of the growth/shelter Units. In the Whitehall transaction, Holders of growth/shelter Units will receive an aggregate of approximately $331,000 for Fund XXI and $106,000 for Fund XXII. Your separate January 11 letter regarding Fund XXII now indicates that you would offer $0.03 per Unit for the growth/shelter Units in Fund XXII, but you still have ignored the growth/shelter Units in Fund XXI.

   2. Your proposal is not an unconditional offer. Notwithstanding the statement in your January 11 letter that your "current Superior Acquisition Prices are not conditioned on the books and records," the entire focus of these letters and all of your prior letters has been the necessity for you to conduct a due diligence review as a pre-condition to consummation of any offer, presumably because you need appraisals to access your expanded bank credit line. Moreover, the statement in the January 11 letter that the "Superior Acquisition Prices" (emphasis added) are not conditioned suggests that other terms of your proposal are so conditioned.

   3. You have not presented to us any credible evidence that you have the financial resources to be able to consummate a tender offer for any of the Partnerships. When we spoke in a meeting by conference call on December 22, 1999, I asked for financial statements and other information regarding Bond Purchase LLC, and was told that this would be forthcoming promptly. Counsel to McNeil have advised that, both before and after that call, you had repeatedly been asked for financial information. On December 23, 1999, you stated by letter that Bond Purchase "has a current net worth over $10,000,000, most of which is in tax exempt bonds." No financial statements have as yet been provided, although in our telephone call yesterday, you advised that Bond Purchase had $13,000,000 of readily available cash in an account with A.G. Edwards, and your letter of January 10 reiterated that statement. We received yesterday a letter from A.G. Edwards, but information regarding the terms of the account under which the funds are held was not provided.

   In order to assess properly the financial resources of Bond Purchase LLC (if that entity is to be the buyer), we would need to receive a balance sheet of Bond Purchase LLC as of a very recent date, an income statement for the most recent two fiscal years ending with the balance sheet date (and any stub period thereafter) and a cash flow statement for the same period. You advised us Monday that no audited financial statements of Bond Purchase LLC are available, but unaudited financial statements may suffice for our present purposes, if they are certified by the chief executive officer or principal responsible member of Bond Purchase LLC, as applicable.

   Moreover, when we spoke Monday, you said that Bond Purchase LLC had available a bank line of credit for $1,000,000, with up to an additional $9,000,000 available if satisfactory appraisals could be obtained for properties to be financed. The indicated total of $14,000,000 of readily available funds falls short of funding the aggregate equity purchase price for all Units, without regard to other up-front cash needs if your proposal were to be implemented. We cannot adequately evaluate the true availability of funding for these various offers without detailed information regarding all of your undertakings and commitments.

   4. In addition to the lack of evidence of financial resources to accomplish the purchase of all of the Units covered by your proposals, your letters are silent as to how you would fund the substantial other immediate cash demands which would result from your becoming general partner of the Partnerships. As set forth in the proxy material for the Partnerships, each of the properties in the Partnerships is subject to existing mortgage debt, which debt in several instances has been securitized. The terms of the debt instruments require lender consent to a change in the general partner or property manager of the Partnership borrower, and provide that failure to obtain such consent is a default resulting in acceleration of maturity. We understand that the current outstanding principal balance of this mortgage debt is approximately $2,590,000 for Fund XX, $12,254,000 for Fund XXI, $6,927,000 for Fund XXII, $2,114,000 for
Hearth Hollow and $8,823,000 for Midwest, plus applicable prepayment penalties aggregating nearly $1,000,000. Consent of the lenders has already been obtained for the Whitehall transaction, and we understand that the consent process required up to 60 days in some instances, especially since the securitized debt also required rating agency approval of the substitute general partner.

   In addition to the mortgage debt and prepayment penalties, breakup fees totalling approximately $1,606,000 would be payable to Whitehall, and accrued management fees payable to McNeil aggregating approximately $9,964,000 would be due and payable. In the Whitehall transaction, of course, no breakup fees would be payable, and the accrued management fees would not be paid by the Partnerships, but rather would be part of McNeil's equity contribution to the new entity to be formed in the Whitehall transaction. Moreover, pursuant to the limited partnership agreements of Fund XXI and Fund XXII, additional fees aggregating approximately $457,000 are payable to McNeil if it is terminated as the general partner.

   The Special Committee has considered all of the foregoing factors relating to your offer and has taken into account your stated proposed tender offer prices for each of the Partnerships. The Special Committee has evaluated all such factors and has compared the entirety of your proposal to the transactions contemplated by the Master Agreement with respect to the Partnerships, including (i) the fact that Whitehall is an extraordinarily strong institutional purchaser, (ii) there are no financing conditions or uncertainties, (iii) there are no remaining due diligence issues, (iv) there are no remaining substantive conditions beyond the requisite approval of the Holders, which approvals are expected on January 20 and 21, 2000 and (v) the likelihood that the Whitehall acquisition of the Partnerships will be closed prior to the end of this month. Based on the foregoing, the Special Committee has concluded that your letters of January 10, 2000 and January 11, 2000 do not constitute a Superior Acquisition Proposal with respect to any of the Partnerships.

   If you feel that the Special Committee has misunderstood your intentions, and you are indeed able and willing to make unconditional and fully funded offers to purchase the outstanding Units in the Partnerships, you are of course free to file tender offer materials for Funds XX, XXI and XXII with the Securities and Exchange Commission and commence cash tender offers, at the prices you have suggested in your letters, in accordance with applicable securities laws, and to make comparable offers with all appropriate disclosures to the Holders in Hearth Hollow and Midwest. This would permit the Special Committee to evaluate the tender offers on unambiguous terms and determine what action is appropriate in accordance with its fiduciary duties to the Holders.

                                          Very truly yours,

                                          /s/ Ralph C. Walker

                                          Ralph C. Walker

                             RECENT DEVELOPMENTS--
                     BOND PURCHASE LITIGATION AND PROPOSALS

   The letters received from Bond Purchase on January 11 follow several weeks of settlement discussions among Bond Purchase, the special committee and McNeil Partners. In mid-December 1999, Bond Purchase filed litigation against McNeil Partners, Fund XX, Fund XXI, Hearth Hollow, Midwest Properties and Regency North seeking, among other things, to inspect the books and records of such partnerships and to obtain a copy of the list of holders of limited partnership units in such partnerships. See "--Bond Purchase litigation" below.

   For the past several weeks, McNeil Partners engaged in extensive discussions with Bond Purchase with respect to Bond Purchase's interest in settling the litigation and the special committee engaged in discussions with Bond Purchase with respect to Bond Purchase's interest in making offers for limited partner units in certain McNeil Partnerships as part of such settlement. See "-- Settlement discussions with Bond Purchase" below.

Bond Purchase litigation

 Fund XX, Fund XXI, Hearth Hollow and Midwest Properties

   On December 13, 1999, Bond Purchase filed a petition, entitled Bond Purchase, LLC v. McNeil Properties, L.P. et al. (Case No. CV199-8411CC), in the Circuit Court of Clay County, Missouri, against McNeil Partners, Fund XX, Fund XXI, Hearth Hollow and Midwest Properties seeking a declaratory judgment that Bond Purchase is entitled to inspect the books and records of such McNeil Partnerships and to obtain a copy of the list of holders of limited partner units in such McNeil Partnerships. On December 17, 1999, in connection with this litigation, Bond Purchase filed an application for a temporary restraining order and preliminary and permanent injunctive relief against the defendants to compel each of the four McNeil Partnerships named in the litigation to produce to plaintiffs the books and records, the list of holders of limited partner units and a copy of the limited partnership agreement for each such McNeil Partnership.

   At a hearing held on December 30, 1999, the court ruled, with respect to each of Funds XX and XXI, that Bond Purchase had a right to obtain a copy of the list of holders of limited partner units but, because of the no solicitation provision in the Master Agreement, Bond Purchase was not entitled to inspect the books and records. The court also ruled that Bond Purchase must provide McNeil Partners with an advance copy of any materials to be sent to the limited partners of Fund XX or XXI. With respect to Hearth Hollow and Midwest Properties, the court ruled that a full hearing would be held on Bond Purchase's requests. Although the court has not yet scheduled the full hearing, it is anticipated that the full hearing will be held sometime during the week of January 17.

 Regency North

   On or about November 24, 1999, Bond Purchase wrote a letter to the limited partners of Regency North requesting a vote on (1) an amendment to Regency North's limited partnership agreement to allow removal of the general partner with or without cause, (2) the removal of the current general partner and (3) the election of KelCor, Inc., an affiliate of Bond Purchase, as the replacement general partner. On December 6, 1999, Bond Purchase notified Robert A. McNeil, the general partner of Regency North, of the proposed vote and alleged that Bond Purchase had received votes from a majority of the limited partners to amend Regency North's limited partnership agreement as described above, to remove Robert A. McNeil as the current general partner and to elect KelCor as the replacement general partner.

   On December 8, 1999, Bond Purchase and KelCor filed a petition, entitled Bond Purchase, LLC et al. v. Regency North Associates, L.P. et al. (Case No. CV199-8317), in the Circuit Court of Clay County, Missouri, against Regency North, The Pacific Income Plan Company of California (a former general partner of Regency North) and Robert A. McNeil seeking declaratory judgment and money damages. Specifically, plaintiffs seek declaratory judgment that Bond Purchase is entitled to inspect the books and records of Regency North and to obtain a copy of the list of holders of limited partner units in Regency North, that Regency North's limited partnership agreement has been amended to allow removal of the general partner with or without cause, that the current general partner has been removed and that KelCor has been named as the replacement general partner. Plaintiffs also seek money damages for alleged breach of contract as a result of defendants' alleged failure to provide Bond Purchase with access to Regency North's books and records and list of holders of limited partner units, money damages for alleged breach of fiduciary duty by Regency North and the general partners in connection with the transaction, and an order for a receivership and an accounting. On December 17, 1999, in connection with such litigation, Bond Purchase filed an application for a temporary restraining order and preliminary and permanent injunctive relief against Regency North, The Pacific Income Plan Company of California and Robert A. McNeil to compel Regency North to produce to plaintiffs the books and records of Regency North, the list of holders of limited partner units and a copy of the limited partnership agreement for Regency North.

   At a hearing held on December 30, 1999, the court ruled that a full hearing would be held on Bond Purchase's requests with respect to Regency North. Although the court has not yet scheduled the full hearing, it is anticipated that the full hearing will be held sometime during the week of January 17.

Settlement discussions with Bond Purchase

   Beginning on December 21, 1999 and continuing until January 10, 2000, McNeil Partners engaged in extensive discussions with Bond Purchase with respect to Bond Purchase's interest in settling the litigation, and the special committee engaged in discussions with Bond Purchase with respect to Bond Purchase's interest in making offers for limited partner units in certain McNeil Partnerships as part of such settlement.

   Bond Purchase proposed to the special committee and McNeil Partners that, as part of a settlement of the litigation, Bond Purchase would dismiss the litigation in exchange for, among other things, the following:

  . Fund XX. McNeil Partners would agree to sell to Bond Purchase the general partner interests in Fund XX, and Bond Purchase would commence a tender offer for all of the limited partner units in Fund XX, potentially subject to a minimum percentage condition, at a price of $100 per limited partner unit. Prior to January 10, Bond Purchase had informed the special committee and McNeil Partners that Bond Purchase was unwilling to enter into an agreement with respect to Fund XX unless Bond Purchase, the special committee and McNeil Partners also reached an agreement with respect to both Hearth Hollow and Regency North.

  . Hearth Hollow. Bond Purchase requested that McNeil Partners admit Bond Purchase as a substituted limited partner under the limited partnership agreement of Hearth Hollow and provide Bond Purchase with a copy of the list of holders of limited partner units in Hearth Hollow. Bond Purchase made several proposals to the special committee and McNeil Partners regarding the structure and terms of such a tender offer. Bond Purchase initially proposed to commence a tender offer for up to 45% of the limited partner units in Hearth Hollow not owned by Bond Purchase at a price of $43,500, with an agreement by Bond Purchase to acquire at the same price the remaining 55% of the limited partner units in Hearth Hollow within twelve months. In later discussions, Bond Purchase proposed making two concurrent tender offers: (1) the 45% tender offer described in the previous sentence and (2) a tender offer for 100% of the limited partner units in Hearth Hollow at a price of $42,500 per unit.

  . Regency North. Bond Purchase requested that the general partner of Regency North admit Bond Purchase as a substituted limited partner under the limited partnership agreement of Regency North, recognize as valid under the partnership agreement the previous actions taken by Bond Purchase to purportedly amend the limited partnership agreement and replace the general partner of Regency North, which actions currently are the subject of the litigation described above under "--Bond Purchase litigation--Regency North", and cooperate with Bond Purchase in its efforts to replace the general partner of Regency North with an affiliate of Bond Purchase.

   Following its receipt of Bond Purchase's settlement proposals, the special committee held discussions with Bond Purchase with respect to the terms of each such proposal and the benefits, if any, that such proposals would provide to the limited partners of the subject McNeil Partnerships.

   The special committee then considered, with the assistance of its legal and financial advisors, each of the Bond Purchase settlement proposals. The special committee rejected the Bond Purchase settlement proposals for each of Hearth Hollow and Regency North because the special committee concluded that such proposals were not in the best interests of the limited partners of such McNeil Partnerships. On January 10, 2000, the special committee asked Bond Purchase whether Bond Purchase would consider making any of the settlement proposals individually. Bond Purchase replied that it would be willing to do so.

   In the case of Fund XX, the special committee informed Bond Purchase that it was willing to explore a possible transaction for Fund XX in connection with a settlement and proposed to Bond Purchase a transaction whereby immediately following the closing of the Whitehall transaction with respect to Fund XX, WXI/McN Realty would sell to Bond Purchase either the property owned by or the partnership interests in Fund XX, subject to certain conditions. The special committee made this alternative proposal because the special committee believed that under the transaction structure proposed by the special committee the limited partners of Fund XX were guaranteed to receive a per unit price of approximately $100 (including the estimated per unit special cash distribution) even if Bond Purchase failed to consummate or otherwise defaulted on its obligations to acquire the limited partner units in Fund XX. Bond Purchase rejected the special committee's proposal.

Bond Purchase proposals

   On January 11, 2000, the day following the break-down in settlement discussions, the special committee and McNeil Partners received from Bond Purchase a letter dated January 10, 2000 containing proposals for the acquisition by Bond Purchase of (1) the limited partner units in Fund XX at a price of $100 per unit, (2) the current income units in Fund XXI at a price of $105 per unit and (3) the current income units in Fund XXII at a price of $0.28 per unit. The foregoing per unit prices are the aggregate amounts of consideration which would be paid by Bond Purchase under its proposals for such units. Such per unit prices should be compared to the estimated per unit aggregate amount (consisting of both the merger consideration and the estimated special cash distribution) to be received by holders of such units in the Whitehall transaction. In addition, Bond Purchase has stated that such proposals are superior acquisition proposals, in the context of the no-solicitation provision of the Master Agreement, entitling Bond Purchase to access to the books and records of the McNeil Partnerships subject to such proposals. The text of Bond Purchase's January 10 letter is set forth on the following page.

   The January 10 letter was a follow-up to a letter sent on December 23, 1999 by Bond Purchase to the special committee and McNeil Partners in which Bond Purchase stated that failing agreement on settlement, Bond Purchase was prepared to make the proposals set forth in the January 10 letter, subject to access to the books and records of such McNeil Partnerships.

   Following the receipt of the January 10 letter, the special committee met with its legal and financial advisors during the afternoon of January 11 to consider the proposals set forth in such letter. While this meeting was taking place, the special committee and McNeil Partners received from Bond Purchase letters containing proposals for the acquisition by Bond Purchase of (1) the limited partner units in Hearth Hollow at a price of $43,000 per unit, (2) the limited partner units in Midwest Properties at a price of $26,500 per unit and
(3) the growth shelter units in Fund XXII at a price of $0.03 per unit. As described above, the foregoing per unit prices are the aggregate amounts of consideration which would be paid by Bond Purchase under its proposals for such units. Again, Bond Purchase stated that such proposals are superior acquisition proposals, in the context of the no-solicitation provision of the Master Agreement, entitling Bond Purchase to access to the books and records of the McNeil Partnerships subject to such proposals. The text of Bond Purchase's January 11 letters is set forth on the following pages.

                                   * * * * *

January 10, 2000

                             VIA FAX AND OVERNIGHT

ATTN.: Mr. Ron Taylor                 and                 Mr. Paul Fay
McNeil Partners, L.P.                                     Special Committee
13760 Noel Road--Suite 700                                McNeil Partners,
Dallas, TX 75240                                          L.P.
                                                          13760 Noel Road--
                                                          Suite 700
                                                          Dallas, TX 75240

Dear Mr. Taylor and Mr. Fay:

We have never received a response to our Superior Acquisition Offer presented to you on December 23, 1999. Since then, we have made repeated requests for books and records on:

                                   McNeil XX
                                   McNeil XXI
                                   McNeil XXII

To date Ron Taylor has refused to provide us any records. We have literally begged for a rent roll on Sterling Springs, but to date we have been refused.

Further evidencing what we believe are your efforts to frustrate and delay our offers was the investor lists on McNeil XX and McNeil XXI you turned over on Friday, January 8, 2000 under court order. As you know these lists did not contain critical information (units held and type of unit, Growth or Income). Further, you did not produce these on a disk which will cause us a delay as we input these names at our mailing house.

Without the benefit of access to the assets or books and records we hereby make the following offers:

                                        Total For
      Partnership    Price    Units     All Units
      -----------   ------- ---------- -----------
      McNeil XX     $100.00     49,512 $ 4,951,200
      McNeil XXI    $105.00     24,863   2,610,615
      McNeil XXII   $   .28 19,493,088   5,458,064
                                       -----------
                                 TOTAL $13,019,879

We have funds immediately available of $13,000,000. We will forward proof of funds from A. G. Edwards to you tomorrow. This covers the proposed investment. In addition to our higher prices, our offer is superior because we will not force any limited partner to sell. Your current proxy forces out limited partners if a majority votes in favor. If you really were following your fiduciary duty, you would deal with us in good faith. As this constitutes a Superior Acquisition Proposal, we request access to records under the Master Agreement.

To date you have ignored our higher offers that are also more fair to limited partners.

Very truly yours,

/s/ David L. Johnson

David L. Johnson
Member

January 11, 2000

                             VIA FAX AND OVERNIGHT

ATTN.: Mr. Ron Taylor                 and                 Mr. Paul Fay
McNeil Partners, L.P.                                     Special Committee
13760 Noel Road--Suite 700                                c/o Ralph Walker
Dallas, TX 75240                                          McNeil Partners,
                                                          L.P.
                                                          13760 Noel Road--
                                                          Suite 700
                                                          Dallas, TX 75240
RE: McNeil Midwest
   Regency North
   Hearth Hollow

Dear Sirs:

Please find enclosed our proxy against the McNeil Merger for all 3 private partnerships. Be advised that we have relied on representations from McNeil that we are a limited partner is each of these partnerships. We have had a variety of discussions with Ron Taylor about offers to purchase other limited partners out of these. Despite numerous Superior Acquisition Proposals, we have been refused access to the books and records. Be hereby advised that we are making the following offers for:

      Partnership      Price  Units Total For All Units
      -----------      -----  ----- -------------------
      Hearth Hollow   $43,000    25     $1,075,000
      McNeil Midwest  $26,500    68      1,802,000
                                        ----------
                              Total     $2,877,000

Be advised to show ability for this, we have arranged a $3,000,000 equity contribution which is currently available in cash. We will provide you proof of these funds tomorrow.

Be advised that we own or control the balance of units (10) on Hearth Hollow. Be further advised that we own or control 12 units of McNeil Midwest and that the balance of the units, 10, are owned by affiliates of Equity Resources who we have been advised are voting against the merger and do not want to sell. As a result, all remaining limited partners will be receiving this offer.

If we had access to the books and records, we believe we might have been able to offer an even higher price. We look forward to a prompt response.

In light of these Superior Acquisition Offers and the purposeful delays McNeil's General Partner has imposed upon us, we hereby request:

  1) You inform our fellow limited partners of all information regarding our attempts to contact them, offer a higher price, review the books and records and encourage them to vote against the McNeil Proxy.

  2) Delay the meeting so all limited partners are informed and have a reasonable opportunity to consider a higher price fully funded, without conditions.

Very truly yours,

/s/ David L. Johnson

David L. Johnson
Member

January 11, 2000

                             VIA FAX AND OVERNIGHT

ATTN.: Mr. Ron Taylor                 and                 Mr. Paul Fay
McNeil Partners, L.P.                                     Special Committee
13760 Noel Road--Suite 700                                c/o Mr. Ralph Walker
Dallas, TX 75240                                          McNeil Partners,
                                                          L.P.
                                                          13760 Noel Road--
                                                          Suite 700
                                                          Dallas, TX 75240

RE: McNeil XX
   McNeil XXI
   McNeil XXII

Dear Sirs:

Yesterday, you received our Superior Acquisition Offer. Now please find enclosed our proof of funds. We will escrow, at our title company, the funds for each offer.

Be advised, we were extremely surprised to be told by Ralph Walker that the Special Committee has not been involved in our repeated requests for access to the books and records. Considering the multimillion dollar conflict of interest Robert McNeil and Ron Taylor have, this is shocking.

We hereby request again immediate access to these records. We believe upon review, we may be able to further increase our price. However improper the prior refusal has been to allow this access, our current Superior Acquisition Prices are not conditioned on the books and records.

Considering the obviously planned delays we have faced from McNeil, we now hereby request the Special Committee:

  1) Fully inform limited partners of all information. Although disclosed in Regency North, McNeil Midwest and Hearth Hollow proxies, you have not disclosed the litigation on McNeil XX and McNeil XXI to limited partners. We also believe limited partners should be aware of our higher fully funded offer. In fact, our offer has fewer conditions than the Whitehall offer.

  2) Delay the meeting and allow limited partners a reasonable time to consider our higher prices.

Very truly yours,

/s/ David L. Johnson

David L. Johnson
Member

January 11, 2000

                             VIA FAX AND OVERNIGHT

ATTN.: Mr. Ron Taylor                 and               Mr. Paul Fay
McNeil Partners, L.P.                                   Special Committee
13760 Noel Road--Suite 700                              c/o Mr. Ralph Walker
Dallas, TX 75240                                        McNeil Partners, L.P.
                                                        13760 Noel Road--
                                                        Suite 700
                                                        Dallas, TX 75240

RE: McNeil XXII Growth

Dear Sirs:

Please be advised we have decided to make a Superior Acquisition Proposal for McNeil XXII Growth units. We hereby offer $ .03 a unit. The total price would be approximately $400,000.

We have a cash balance in excess of this. We will escrow these funds at our title company and will offer this to limited partners as soon as we can file with the SEC.

Very truly yours,

/s/ David L. Johnson

David L. Johnson
Member

                          CONTINUED RECOMMENDATION OF
                    THE McNEIL INVESTORS BOARD OF DIRECTORS
                     IN FAVOR OF THE WHITEHALL TRANSACTION

   On January 12, 2000, the special committee, after carefully considering the Bond Purchase proposals and after consultation with its legal and financial advisors, responded by letter to Bond Purchase, advising Bond Purchase of the special committee's determination and outlining the special committee's rationale for its conclusions. The text of the special committee's January 12 letter is set forth in this Proxy Statement Supplement in the section entitled "Recent Developments--Special Committee Rejects Bond Purchase Proposals" above.

   McNeil Partners and the special committee each remains committed to the Whitehall transaction and continues to believe that the Whitehall transaction is fair to, and in the best interests of, the Partnership and its limited partners. Accordingly, the McNeil Investors board of directors continues to recommend that limited partners of the Partnership vote FOR the merger proposal and FOR the adjournment proposal described in the Proxy Statement.

   The meeting to consider and vote on the proposals described in the Proxy Statement is scheduled for Friday, January 21, 2000. The Whitehall transaction is scheduled to close promptly thereafter.

   The special committee and the McNeil Investors board of directors each believes that by accepting any of Bond Purchase's proposals limited partners will jeopardize their opportunity to participate in the Whitehall transaction. Under the federal securities laws, the earliest date on which Bond Purchase could complete a tender offer is February 10, 2000, assuming the tender offer was commenced on January 13, 2000.

   We have enclosed with this Proxy Statement Supplement a duplicate proxy with respect to the Whitehall transaction. This proxy is identical to the proxy previously sent to you.

   If you have not already voted, whether or not you plan to attend the meeting, please complete, date, sign and promptly return the enclosed proxy or the proxy previously sent to you with respect to the Whitehall transaction.

                               ----------------

                   The Proxy Statement is hereby supplemented by the information set forth in this Proxy Statement Supplement.

                                 REVOCABLE PROXY

            THIS PROXY IS SOLICITED ON BEHALF OF THE GENERAL PARTNER

     The undersigned hereby appoints Ron K. Taylor, Barbara Smith and Robert A. McNeil, or any of them, with full power of substitution, as attorneys, agents and proxies (the "Proxies") to vote on behalf of the undersigned at the meeting of limited partners of McNeil Real Estate Fund XXII, L.P. (the "Partnership") to be held at 10:00 a.m., local time, on Friday, January 21, 2000, at R.R. Donnelley Financial, Reverchon Plaza, 3500 Maple Avenue, 8th floor, Dallas, Texas 75219-3901, or any adjournment or postponement of the meeting:

     1. Proposal to approve the Master Agreement, dated as of June 24, 1999, as amended as of December 2, 1999 and December 10, 1999 (as amended, the "Master Agreement"), by and among WXI/McN Realty L.L.C., McNeil Real Estate Fund IX, Ltd., McNeil Real Estate Fund X, Ltd., McNeil Real Estate Fund XI, Ltd., McNeil Real Estate Fund XII, Ltd., McNeil Real Estate Fund XIV, Ltd., McNeil Real Estate Fund XV, Ltd., McNeil Real Estate Fund XX, L.P., McNeil Real Estate Fund XXI, L.P., McNeil Real Estate Fund XXII, L.P., McNeil Real Estate Fund XXIII, L.P., McNeil Real Estate Fund XXIV, L.P., McNeil Real Estate Fund XXV, L.P., McNeil Real Estate Fund XXVI, L.P., McNeil Real Estate Fund XXVII, L.P., Hearth Hollow Associates, L.P., McNeil Midwest Properties I, L.P., Regency North Associates, L.P., Fairfax Associates II, Ltd., McNeil Summerhill I, L.P., McNeil Partners, L.P., McNeil Investors, Inc., McNeil Real Estate Management, Inc., McNeil Summerhill, Inc. and Robert A. McNeil. This proposal, together with the Master Agreement and all of the transactions contemplated by the Master Agreement, is referred to in the accompanying Proxy Statement as the "merger proposal." Approval of the merger proposal will also constitute approval of all of the transactions contemplated by the Master Agreement, including:

o McNeil Partners' contribution of all of its general partner interests in the Partnership to a newly formed limited liability company directly or indirectly wholly owned by WXI/McN Realty and the appointment of this subsidiary as the new general partner of the Partnership,

o the merger of a newly formed limited partnership directly or indirectly wholly owned by WXI/McN Realty with and into the Partnership, and

o the payment to the holders of growth/shelter units in the Partnership of cash merger consideration in an amount equal to $0.008 per growth/shelter unit.

CURRENT INCOME UNITS   [ ] FOR     [ ] AGAINST    [ ]  ABSTAIN

GROWTH SHELTER UNITS   [ ] FOR     [ ] AGAINST    [ ]  ABSTAIN

     2. Proposal to permit McNeil Partners to adjourn the meeting to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the meeting to approve the merger proposal. This proposal is referred to in the accompanying Proxy Statement as the "adjournment proposal."

                    [ ] FOR     [ ] AGAINST    [ ]  ABSTAIN

     3. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting, or any adjournment or postponement of the meeting.

   THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE MERGER PROPOSAL AND FOR THE
                             ADJOURNMENT PROPOSAL

            This proxy when properly executed will be voted in the manner directed herein by the undersigned limited partner.

 If no direction is made on this card, this proxy will be voted FOR the merger proposal and FOR the adjournment proposal.

 INSTRUCTIONS FOR RETURNING PROXY

Please mark, sign, date and return this proxy promptly using the enclosed postage paid envelope to:

                             McNeil Partners, L.P.
                               Investor Services
                               P. O. Box 800359
                               Dallas, TX 75380

                                      OR

                        FAX: 1-877-638-5640 (Toll Free)

                                      OR

                             BY HAND OR OVERNIGHT
                                 DELIVERY TO:

                             McNeil Partners, L.P.
                               Investor Services
                          13760 Noel Road, Suite 600
                               Dallas, TX 75240

                                  SIGNATURES


Dated:
       -------------------------

--------------------------------
           (Signature)

--------------------------------
    (Signature of Joint Owner)

 Title:
       -------------------------

 Please sign exactly as name appears hereon. When limited partner units are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title of such. If a corporation, please sign name by President or other authorized officer. If a partnership, please sign partnership name by authorized person.

                            QUESTIONS AND INFORMATION

If you have questions regarding the merger proposal or need assistance in completing your proxy, you may call: McNeil Partners, L.P., Investor Services at 1-800-576-7907



Please print or type the following information:

Name of Limited  Partner
                         -------------------------------
Address  of  Limited  Partner
                             ---------------------------

--------------------------------------------------------
Telephone  No. of Limited  Partner
(---------)---------------------------------------------

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY AS INSTRUCTED ABOVE.